Exhibit 99.1

Exclusive: Truth Social vows to punish short sellers, says streaming service 'moving forward'

The company said it feels "well positioned" at its current stage.

By Madeleine Hubbard and John Solomon

Published: June 16, 2024 10:50pm

Truth Social is confident about its future after going public earlier this year, telling Just the News that its streaming service is moving forward, and that it is actively working to stop people from illegally short selling its stock.

Truth Social, owned by Trump Media & Technology Group, told Just the News in a written question-and-answer statement that its social media platform is a "beachhead that will be supported by streaming."

The company, which is majority-owned by former President Donald Trump, is planning on hosting documentaries, shows and television networks that are at risk of being canceled due to biases within the entertainment industry, the company said.

In addition to the streaming developments, which Truth Social calls a "front-burner issue," the platform says it is "actively exploring" potential mergers and acquisitions to grow its brand.

The platform also said it is "looking both to improve the user experience and to strengthen our position so the platform can't be cancelled."

You can read the full document here:

truth Q&a.pdf

The company said it feels "well positioned" at its current stage, as it has more than $200 million in the bank and more than 600,000 shareholders.

In order to maintain the momentum and prevent illegal short selling of its stocks, Truth Social said it contacted various authorities. If it turns out that people are illegally short selling the stocks, the "perpetrators need to be criminally prosecuted," a spokesperson said.

Ultimately, the company's goal ahead of the 2024 presidential election is to "serve as a one-stop shop" for the public to read the latest news and opinions, the spokesperson also said.

[Note from TMTG: Q&A on following page]

●	What effect are you seeing from your efforts to stop naked short selling of your stock?
o
We’ve contacted various authorities, and they’re taking a closer look at the issue. We were on the Nasdaq Reg SHO threshold list for months, which indicates unusual trading activity, and the rate of failures to deliver on our stock has been abnormal. If this is what it appears to be—illegal naked short selling—then the perpetrators need to be criminally prosecuted, possibly using federal and state RICO statutes. If there’s illegal trading, then the problem will continue until those responsible are held to account.

●	How are your streaming plans progressing?
o
Streaming is moving forward and we’re excited to make this a part of our ecosystem. The way we see it, Truth Social is a social media beachhead that will be supported by streaming. We’re building out our own content delivery network to host documentaries, shows, and even entire networks that are at risk of cancellation or are having problems finding a home due to the biases of the entertainment industry.

●	Now that TMTG is capitalized, are you looking at any potential mergers and acquisitions?
o
Yes, that’s an area we’re actively exploring. Since our merger, we have more than $200 million in the bank, so it’s a logical move at this point. We’re looking for firms with growth potential that mesh with our type of business and our brand. There are a surprising number of firms out there that meet these criteria and that would add value to TMTG. We’re looking in the general communications field, at all the ways people communicate and how information transits from one person to another. We’d like to find partnerships to build new brands with a wide range of delivery mechanisms. We also want to ensure we can reach the full patriot economy with the Trump brand— which is one of the all-time iconic American brands—without being held captive by woke corporations.

●	What role do you see Truth Social playing during this year’s presidential election campaign?
o
The same role we always play – to serve as a one-stop shop where people can get uncensored news and opinion, and to make their own voices heard, about all the issues of the day. We’re the only platform that has both Donald Trump’s personal account and the Biden Campaign account, so users can get a wide array of views on Truth.

●	What’s next for Truth Social?
o
Launching streaming is our front-burner issue. After that, and in fact alongside that, we’re making a range of enhancements to the group’s functions. We’re looking both to improve the user experience and to strengthen our position so the platform can’t be cancelled. We have more than $200 million in the bank and more than 600,000 retail shareholders who believe in our vision, so we feel we’re well positioned at this early stage of our growth.